OrthoPediatrics Corp. Reports First Quarter 2023 Financial Results and Increases Full Year 2023 Revenue Guidance

First Quarter 2023 Revenue Increased 35% Year-over-Year

WARSAW, Ind., May 1, 2023 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 and Business Highlights
•Helped over 19,000 children in the first quarter of 2023, bringing the total to almost 650,000 since inception including MD Orthopedics (“MD Ortho”) and Pega Medical
•Generated total revenue of $31.6 million for the first quarter of 2023, up 35% from $23.4 million in first quarter 2022; domestic revenue increased 31% and international revenue increased 49% in the quarter
•Grew worldwide Trauma & Deformity revenue 42%, worldwide Scoliosis revenue 18%; Sports Medicine/Other revenue increased 22% in the first quarter of 2023 compared to the first quarter of 2022
•Received two FDA 510(k) clearances and launched five new line extensions during the first quarter of 2023
•Increased full year 2023 revenue guidance to $148.0 million to $151.0 million from just over $146.0 million to $149.0 million, representing growth of 21% to 23% compared to prior year

David Bailey, President & CEO of OrthoPediatrics, commented, “I am extremely proud of our team and our ability to deliver better than expected overall growth to start the year off strong as the demand at children’s hospitals normalizes and they continue to manage staffing constraints. As we continue to develop and launch new products, we are seeing increased adoption of our product offering driving meaningful market share gains. Overall, I am very pleased with our progress and believe we are well-positioned strategically to continue our successful growth story."

First Quarter 2023 Financial Results
Total revenue for the first quarter of 2023 was $31.6 million, a 35% increase compared to $23.4 million for the same period last year. The increase in revenue in the first quarter of 2023 includes $4.8 million of revenue contribution from MD Ortho and Pega Medical. U.S. revenue for the first quarter of 2023 was $23.8 million, a 31% increase compared to $18.2 million for the same period last year, representing 75% of total revenue. The increase in revenue in the first quarter of 2023 was driven primarily by organic growth in Trauma and Deformity and Scoliosis products as well as the addition of MD Ortho and Pega Medical. International revenue for the first quarter of 2023 was $7.8 million, a 49% increase compared to $5.2 million for the same period last year, representing 25% of total revenue. Growth in the quarter was primarily driven by the addition of MD Ortho and Pega Medical as well as increased procedure volumes.

Trauma and Deformity revenue for the first quarter of 2023 was $23.4 million, a 42% increase compared to $16.5 million for the same period last year. This growth was driven primarily by growth across numerous product lines, specifically Cannulated Screws, PNP Femur and PediPlate systems, coupled with growth from MD Ortho and Pega Medical. Scoliosis revenue was $7.1 million, an 18% increase compared to $6.0 million for the first quarter of 2022.

Segment growth was driven primarily by increased domestic sales offset by lower set sales to international stocking distributors. Sports Medicine/Other revenue for the first quarter of 2023 was $1.1 million, a 22% increase compared to $0.9 million for the same period last year.

Gross profit for the first quarter of 2023 was $23.6 million, a 27% increase compared to $18.6 million for the same period last year. Gross profit margin for the first quarter of 2023 was 75%, compared to 79% for the same period last year. The change in gross margin was primarily driven by favorable purchase price variances in the three months ended March 31, 2022 which did not repeat in the three months ended March 31, 2023.

Total operating expenses for the first quarter of 2023 were $32.2 million, a 29% increase compared to $25.0 million for the same period last year. The increase was mainly driven by the addition of MD Ortho and Pega Medical as well as incremental personnel required to support the ongoing growth of the Company.

Sales and marketing expenses increased $2.5 million, or 25%, to $12.2 million in the first quarter of 2023. The increase was driven primarily by increased sales commission expenses coupled with additional expenses from recent acquisitions.

General and administrative expenses increased $4.5 million, or 34%, to $17.7 million in the first quarter of 2023. The increase was driven primarily by the addition of personnel and resources to support the continued expansion of the business and an increase in travel expenses and acquisition related expenses.

Total other income was $1.2 million for the first quarter of 2023, compared to $3.0 million of other expenses for the same period last year. The change was due primarily to the fair value adjustment of contingent consideration, which was driven by the valuation inputs that were lower in comparison to the same period last year, resulting in income rather than expense.

Net loss for the first quarter of 2023 was $6.8 million, compared to $9.1 million for the same period last year. Net loss per share for the period was $0.30 per basic and diluted share, compared to $0.47 per basic and diluted share for the same period last year.

Adjusted EBITDA for the first quarter of 2023 was a loss of $2.1 million as compared to a loss of $1.6 million for the first quarter of 2022.

Weighted average basic and diluted shares outstanding for the three months ended March 31, 2023, was 22,506,024 shares.

As of March 31, 2023, cash, cash equivalents, short-term investments and restricted cash were $109.2 million compared to $119.8 million and $46.4 million as of December 31, 2022, and March 31, 2022, respectively. Additionally, the Company had no balance outstanding under the $50.0 million line of credit.

Full Year 2023 Financial Guidance
For the full year of 2023, the Company increased its revenue guidance to be in the range of $148.0 million to $151.0 million, representing growth of 21% to 23% over 2022 revenue. The guidance assumes roughly $7.0 million of combined revenue contribution from MD Ortho and Pega Medical before the acquisitions become organic on their anniversaries. The Company reiterated annual set deployment of approximately $25.0 million and reiterated $3.0 million to $4.0 million of adjusted EBITDA for the full year of 2023.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, May 2, 2023, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements

All statements, other than statements of historical facts, contained in this quarterly report, including statements regarding our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition, are forward-looking statements. You can often identify forward-looking statements by words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "target," "ongoing," "plan," "potential," "predict," "project," "should," "will" or "would," or the negative of these terms or other terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors, such as the impact of widespread health emergencies, such as COVID 19 and respiratory syncytial virus, that may cause our results, activity levels, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements. Forward-looking statements may include, among other things, statements relating to: our ability to achieve or sustain profitability in the future; our ability to raise additional capital to fund our existing commercial operations, develop and commercialize new products and expand our operations; our ability to commercialize our products in development and to develop and commercialize additional products through our research and development efforts, and if we fail to do so we may be unable to compete effectively; our ability to generate sufficient revenue from the commercialization of our products to achieve and sustain profitability; our ability to comply with extensive government regulation and oversight both in the United States and abroad; our ability to maintain and expand our network of third-party independent sales agencies and distributors to market and distribute our products; and our ability to protect our intellectual property rights or if we are accused of infringing on the intellectual property rights of others; We cannot assure you that forward-looking statements will prove to be accurate, and you are encouraged not to place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations expressed or implied by the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this quarterly report, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023 and in other reports filed with the SEC that discuss the risks and factors that may affect our business. Other than as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information, events or circumstances occurring after the date of this quarterly report.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as organic revenue, adjusted diluted earnings (loss) per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Sales on an organic basis excludes from our reported net revenue growth the impacts of revenue from any acquired business that have been owned for less than one year. We believe that providing the non-GAAP organic revenue is useful as a way to measure and evaluate our underlying performance consistently across the periods presented. Adjusted earnings (loss) per share in this press release represents diluted earnings (loss) per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, trademark impairment, acquisition related costs, non-recurring professional fees, accrued legal settlement costs and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions and the non-recurring professional fees are related to our response to a previously disclosed SEC review. We believe that providing the non-GAAP diluted earnings (loss) per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring professional fees, accrued legal settlements costs, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted earnings (loss) per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP net revenue to non-GAAP organic revenue, GAAP diluted earnings (loss) per share to non-GAAP diluted earnings (loss) and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 48 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	March 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$34,656	$8,991
Restricted cash	1,481	1,471
Short-term investments	73,074	109,299
Accounts receivable - trade, net of allowances of $942 and $1,056, respectively	26,838	24,800
Inventories, net	84,922	78,192
Prepaid expenses and other current assets	4,005	3,966
Total current assets	224,976	226,719

Property and equipment, net	36,916	34,286

Other assets:
Amortizable intangible assets, net	64,642	64,980
Goodwill	84,127	86,821
Other intangible assets	15,629	14,921
Total other assets	164,398	166,722

Total assets	$426,290	$427,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	16,692	11,150
Accrued compensation and benefits	6,242	6,744
Current portion of long-term debt with affiliate	146	144
Current portion of acquisition installment payable	8,000	7,815
Other current liabilities	4,138	5,018
Total current liabilities	35,218	30,871

Long-term liabilities:
Long-term debt with affiliate, net of current portion	725	763
Acquisition installment payment, net of current portion	8,215	8,019
Contingent consideration	2,310	2,980
Deferred income taxes	6,022	5,954
Other long-term liabilities	645	492
Total long-term liabilities	17,917	18,208

Total liabilities	53,135	49,079

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 23,142,118 shares and 22,877,962 shares issued as of March 31, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	562,769	560,810
Accumulated deficit	(183,574)	(176,768)
Accumulated other comprehensive loss	(6,046)	(5,400)
Total stockholders' equity	373,155	378,648

Total liabilities and stockholders' equity	$426,290	$427,727

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2023	2022
Net revenue	$31,588	$23,417
Cost of revenue	8,027	4,851
Gross profit	23,561	18,566

Operating expenses:
Sales and marketing	12,216	9,758
General and administrative	17,666	13,167
Research and development	2,270	2,027
Total operating expenses	32,152	24,952

Operating loss	(8,591)	(6,386)

Other (income) expenses:
Interest (income) expense, net	(210)	566
Fair value adjustment of contingent consideration	(670)	2,570
Other income	(331)	(105)
Total other (income) expenses	(1,211)	3,031

Loss before income taxes	$(7,380)	$(9,417)
Provision for income taxes (benefit)	(574)	(317)
Net loss	$(6,806)	$(9,100)
Weighted average common stock - basic and diluted	22,506,024	19,366,911
Net loss per share – basic and diluted	$(0.30)	$(0.47)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Three Months Ended March 31,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(6,806)	$(9,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,848	2,961
Stock-based compensation	2,113	1,526
Fair value adjustment of contingent consideration	(670)	2,570
Accretion of acquisition installment payable	381	453
Deferred income taxes	(574)	(317)
Changes in certain current assets and liabilities:
Accounts receivable - trade	(2,002)	2
Inventories	(5,979)	(6,750)
Prepaid expenses and other current assets	(33)	112
Accounts payable - trade	5,541	5,258
Accrued expenses and other liabilities	(1,571)	(690)
Other	(709)	(222)
Net cash used in operating activities	(6,461)	(4,197)

INVESTING ACTIVITIES
Sale of short-term marketable securities	37,250	18,500
Purchases of property and equipment	(4,940)	(4,197)
Net cash provided by investing activities	32,310	14,303

FINANCING ACTIVITIES
Payments on mortgage notes	(36)	(33)
Net cash used in financing activities	(36)	(33)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(138)	241

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	25,675	10,314

Cash, cash equivalents and restricted cash, beginning of period	$10,462	$9,006
Cash, cash equivalents and restricted cash, end of period	$36,137	$19,320

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$11	$13
Transfer of instruments from property and equipment to inventory	$332	$(54)

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
Product sales by geographic location:	2023	2022
U.S.	$23,800	$18,188
International	7,788	5,229
Total	$31,588	$23,417

	Three Months Ended March 31,
Product sales by category:	2023	2022
Trauma and deformity	$23,395	$16,516
Scoliosis	7,072	5,983
Sports medicine/other	1,121	918
Total	$31,588	$23,417

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET REVENUE TO NON-GAAP ORGANIC REVENUE
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
Product sales by geographic location:	2023	2022
As reported:
U.S.	$23,800	$18,188
International	7,788	5,229
Less impact from acquisitions:
U.S.	2,560	—
International	2,275	—
Organic revenue:
U.S.	21,240	18,188
International	5,513	5,229
Total organic revenue	$26,753	$23,417

	Three Months Ended March 31,
Product sales by category:	2023	2022
As reported:
Trauma and deformity	$23,395	$16,516
Scoliosis	7,072	5,983
Sports medicine/other	1,121	918
Total	$31,588	$23,417

Less: impact from acquisitions
Trauma and deformity	4,835	—
Organic revenue:
Trauma and deformity	18,560	16,516
Scoliosis	7,072	5,983
Sports medicine/other	1,121	918
Total organic revenue	$26,753	$23,417

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2023	2022
Net loss	$(6,806)	$(9,100)
Interest (income) expense, net	(210)	566
Other income	(331)	(105)
Provision for income taxes (benefit)	(574)	(317)
Depreciation and amortization	3,848	2,961
Stock-based compensation	2,113	1,526
Fair value adjustment of contingent consideration	(670)	2,570
Acquisition related costs	—	204
Nonrecurring Pega conversion fees	277	—
Minimum purchase commitment cost	300	101
Adjusted EBITDA	$(2,053)	$(1,594)

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Loss per share, diluted (GAAP)	$(0.30)	$(0.47)
Accretion of interest attributable to acquisition installment payable	0.02	0.02
Fair value adjustment of contingent consideration	(0.03)	0.13
Acquisition related costs	—	0.01
Nonrecurring Pega conversion fees	0.01	—
Minimum purchase commitment cost	0.01	0.01
Loss per share, diluted (non-GAAP)	$(0.29)	$(0.30)